Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in registration statement Nos. 333-162664, 333-165668, 333-169884, 333-193696, 333-202733, 333-208373, 333-214387 and 333-217736 on Form S-8 of our reports dated February 20, 2018, relating to the consolidated financial statements of LogMeIn, Inc. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph related to the adoption of a new accounting standard), and the effectiveness of LogMeIn, Inc. and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of LogMeIn, Inc. for the year ended December 31, 2017.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

February 20, 2018